July 24, 2000

Securities and Exchange Commission
ATTN: SECPS/Mail Stop 9-5
Washington, D.C.  20549

We have read the Kinetics Mutual Funds, Inc. and The Kinetics Portfolios Trust statement regarding our termination as their independent auditors included at the end of the "Notes to the Financial Statements" and agree with the information contained therein.

This is to confirm that the client-auditor relationship between Kinetics Mutual Funds, Inc. (Commission File Number 811-07595) and McCurdy & Associates CPA's, Inc. has ceased.

Sincerely,




McCurdy & Associates CPA's, Inc.

cc: Andrew P. Chica
    Firstar Mutual Fund Services

    Lee Schultheis
    Kinetics Asset Management, Inc.